UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Advisor RSU Agreement

  On February 4, 2016 (the “Effective Date”), Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”), entered into a Restricted Stock Unit Agreement (the “Agreement”) with its external advisor, Dividend Capital Total Advisors LLC (our “Advisor”). Pursuant to the terms of the Agreement, we have granted our Advisor 124,451 restricted stock units (“RSUs”), in return for offsets of future advisory fees and expenses as described further below. Each RSU will, upon vesting, entitle the Advisor to one Class I share of our common stock. The Advisor is expected to redistribute a significant portion of the RSUs and/or shares to senior level employees of the Advisor and its affiliates that provide services to us, although the terms of such redistributions (including the timing, amount and recipients) remain solely in the discretion of the Advisor. The purpose of the Agreement is to further promote an alignment of interests among our stockholders, the Advisor and the personnel of our Advisor and its affiliates, and is to promote retention of the personnel of our Advisor and its affiliates. The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Vesting and Payment Offset

  Except as otherwise described below, the RSUs granted to the Advisor under the Agreements will vest on April 15, 2019 (the “Vesting Date”). On the Vesting Date, an offset amount (the “Offset Amount”) will be calculated and deducted on a pro rata basis over the next 12 months from the cash payments otherwise due and payable to the Advisor under our then-current advisory agreement (the “Advisory Agreement”) for any fees or expense reimbursements. The Offset Amount will equal the number of RSUs vesting on such date multiplied by $7.41, which was the net asset value per Class I share publicly disclosed by us (the “Class I NAV”) as of the end of the Effective Date. At the end of the 12-month period following the Vesting Date, if the Offset Amount has not been fully realized by offsets from the cash payments otherwise due and payable to the Advisor under the Advisory Agreement, the Advisor shall promptly pay any shortfall to us.

Termination

The Agreement will automatically terminate upon termination or non-renewal of the Advisory Agreement, by any party for any reason. In addition, upon a change in control of us, then either the Advisor or we may immediately terminate the Agreement. Further, the Advisor may immediately terminate the Agreement if we exercise certain rights under the Agreement to replace the RSUs with another form of compensation.

Upon termination of the Agreement, the Advisor will promptly pay any unused Offset Amount to us or, at the Advisor’s election, return Class I shares in equal value based on the Class I NAV as of the date of termination of such Agreement. In addition, upon termination of the Agreement, all unvested RSUs will be forfeited except that, unless such Agreement was terminated at the election of the Advisor following a change in control of us or as a result of a premature termination of the Advisory Agreement at our election for cause (as defined in the Advisory Agreement) or upon the bankruptcy of the Advisor, then following such forfeiture of RSUs, the Advisor will have the right to acquire from us the number of Class I shares equal to the number of RSUs forfeited, in return for a purchase price equal to such number of Class I shares multiplied by the Effective Date Class I NAV. The Advisor must notify us of its election to exercise the foregoing acquisition right within 30 days following the termination of the Agreement, and the parties will close the transaction within 60 days following the termination of the Agreement.

Dividend Equivalent Payments

If our board of directors declares and we pay a cash dividend on Class I shares for any period in which the RSUs are unpaid and outstanding (regardless of whether such RSUs are then vested), the Advisor will be entitled to dividend equivalents (“Dividend Equivalents”) with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class I shares as the number of RSUs subject to the Agreement had such Class I shares been outstanding during the same portion of such period as the RSUs were unpaid and outstanding. Any such Dividend Equivalents may be paid in cash or Class I shares, at the Advisor’s election.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Restricted Stock Unit Agreement between the Company and Dividend Capital Total Advisors LLC, dated February 4, 2016 (relating to 124,451 restricted stock units)*

*	Filed or furnished herewith

Forward Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. We cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, a failure of our equity compensation initiatives to promote retention of the personnel of our Advisor and its affiliates, and other risks detailed from time to time in our Securities and Exchange Commission reports, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K. Such forward-looking statements pertain only as of the date of this report. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
February 5, 2016
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer

4